Exhibit 10.21

AMENDMENT TO EXECUTIVE SEVERANCE AGREEMENT

This Amendment (this “Amendment”) to the Executive Severance Agreement (“Agreement”) is made by and between __________ (“Employee”) and MOCON, Inc., 7500 Mendelssohn Ave. N., Minneapolis, MN 55428 (the “Company”) (each a “Party” and together the “Parties”) as of this ___ day of January, 2016.

WHEREAS, the Parties are an Executive Severance Agreement dated __________, ____.

WHEREAS, the parties wish to amend the Agreement in certain respects.

INTENDING TO BE LEGALLY BOUND, and in consideration of the premises and the mutual agreements in this Amendment, the parties hereby agree as follows:

1. Definitions. Terms not defined herein and used with initial capital letters shall, unless the context clearly otherwise requires, have the meaning given in the Agreement.

2. Options. Section 2.6(a) is hereby amended and restated in its entirety as follows:

If the Employee has a Termination of Employment Triggering Event at any time within twenty-four months after a Change in Control, or prior to and in connection with a Change in Control, all outstanding stock options and other equity incentive awards then held by the Employee that were issued under any equity incentive plan that has been approved by the Company’s shareholders, including without limitation the Company’s 1998 Stock Option Plan, the Company’s 2006 Stock Incentive Plan and the Company’s 2015 Stock Incentive Plan (the “Incentive Awards”), will become immediately exercisable and vested in full and any applicable restrictions thereon will lapse, and with respect to any such Incentive Awards that are options, such Incentive Awards will remain exercisable for the remainder of their full terms, without regard to any early termination thereof that would otherwise apply, regardless of whether the Employee remains in the employ or service of the Company or any of its Affiliates.

3. Survival. Except as modified hereby, the Agreement shall remain in full force and effect.

EMPLOYEE	MOCON, INC.

By

Its: